Exhibit 99.1

CONSENT OF RBC CAPITAL MARKETS, LLC

Sterling Bancorp

400 Rella Boulevard

Suite 308

Montebello, NY 10901

The Board of Directors:

We understand that Sterling Bancorp (the “Company”) has determined to include our opinion letter (“Opinion”), dated March 6, 2017 to the Board of Directors of the Company in its Registration Statement on Form S-4 (the “Registration Statement”) solely because such Opinion is included in the Company’s Joint Proxy Statement/Prospectus which forms a part of the Registration Statement to be delivered to the Company’s stockholders in connection with the proposed merger involving the Company and Astoria Financial Corporation.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex B thereto, and references thereto under the headings “Summary—Opinions of Sterling’s Financial Advisors—Opinion of RBC Capital Markets, LLC”; and “The Merger—Opinion of RBC Capital Markets, LLC” in the Joint Proxy Statement/Prospectus which form a part of the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC CAPITAL MARKETS, LLC

April 5, 2017